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                                                                    EXHIBIT 12.2

                                    PROLOGIS
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                          AND PREFERRED SHARE DIVIDENDS
                          (DOLLAR AMOUNTS IN THOUSANDS)



                                     SIX MONTHS ENDED
                                         JUNE 30,                                     YEAR ENDED DECEMBER 31,
                                 -------------------------      ----------------------------------------------------------------
                                     2002         2001              2001         2000         1999         1998         1997
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------
Net Earnings from Operations     $   146,206   $   113,990      $   126,582  $   236,221  $   161,570   $   102,936  $    38,832
Add:
     Interest Expense                 81,031        82,166          163,269      172,191      170,746        77,650       52,704
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------

Earnings as Adjusted             $   227,237   $   196,156      $   289,851  $   408,412  $   332,316   $   180,586  $    91,536
                                 ===========   ===========      ===========  ===========  ===========   ===========  ===========

Combined Fixed Charges and
   Preferred Share Dividends:
     Interest Expense            $    81,031   $    82,166      $   163,269  $   172,191  $   170,746   $    77,650  $    52,704
     Capitalized Interest             10,386        12,412           24,276       18,549       15,980        19,173       18,365
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------

         Total Fixed Charges          91,417        94,578          187,545      190,740      186,726        96,823       71,069
     Preferred Share Dividends        16,358        20,951           37,309       56,763       56,835        49,098       35,318
                                 -----------   -----------      -----------  -----------  -----------   -----------  -----------

Combined Fixed Charges and
  Preferred Share Dividends      $   107,775   $   115,529      $   224,854  $   247,503  $   243,561   $   145,921  $    106,387
                                 ===========   ===========      ===========  ===========  ===========   ===========  ===========

Ratio of Earnings, as Adjusted
  to Combined Fixed Charges
  and Preferred Share Dividends          2.1          1.7               1.3          1.7          1.4          1.2           (a)
                                 ===========   ==========       ===========  ===========  ===========   ==========   ===========


(a) Due to a one-time, non-recurring, non-cash charge of $75.4 million relating to the costs incurred in acquiring the management companies from a related party, earnings were insufficient to cover combined fixed charges and preferred share dividends for the year ended December 31, 1997 by $14.9 million.